                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [__]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss. 240.14a-12

                         INCOME GROWTH PARTNERS, LTD. X

                ________________________________________________
                (Name of Registrant as Specified in Its Charter)

                ________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1. Title of each class securities to which transaction applies:
     2. Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11(c)(2):
     4. Proposed maximum aggregate value of transaction:
     5. Total fee paid:

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1. Amount Previously Paid:
     2. Form, Schedule or Registration Statement No.:
     3. Filing Party:
     4. Date Filed:




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                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                                 March 11, 2004

                    SOLICITATION OF VOTE OF LIMITED PARTNERS

Dear Limited Partner:

As discussed more fully in the attached Solicitation Statement, we are soliciting the vote of Limited Partners to authorize the sale of the Partnership's Shadow Ridge Meadows Property and the subsequent liquidation and dissolution of the Partnership. Please read the Solicitation Statement carefully before filling out the enclosed Ballot.

The Partnership Agreement provides that Holders of more than 50% of the outstanding Units must approve the sale of all or substantially all of the Partnership's assets. This Solicitation Statement is soliciting the vote of Limited Partners in connection with the sale of the Partnership's only remaining property and the subsequent liquidation and dissolution of the Partnership. Only Limited Partners of record at the close of business on February 15, 2004 will be entitled to notice of, and to participate in, the vote.

If Limited Partners holding a majority of outstanding Units approve the sale, we will move forward with the sale of the Shadow Ridge Meadows Property and anticipate that escrow will close in or about June, 2004 upon the terms discussed in the Solicitation Statement. There can be no assurance that the escrow for the sale of the Shadow Ridge Meadows Property will close by the estimated time, or even that the Shadow Ridge Meadows Property will be sold at all.

YOUR VOTE IS VERY IMPORTANT. The General Partner believes it is important to receive as many Ballots as possible with respect to such an important decision. Please sign and date the enclosed Ballot and return it promptly to the Partnership in the enclosed return envelope or via fax to (858) 457-3104. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. FAILURE OF A LIMITED PARTNER TO RETURN A BALLOT BY APRIL 1, 2004 WILL CONSTITUTE A VOTE AGAINST THE PROPOSED TRANSACTION.

                                             Very truly yours,
                                             INCOME GROWTH PARTNERS, LTD. X
                                             a California limited partnership

                                             By its General Partner:
                                             INCOME GROWTH MANAGEMENT, INC.
                                             a California corporation


                                             By: /s/ David W. Maurer
                                                 -------------------------------

                                                 David W. Maurer, President




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                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                             SOLICITATION STATEMENT

                                 March 11, 2004

This Solicitation Statement is being furnished to the Limited Partners of Income Growth Partners, Ltd. X, a California limited partnership (the "Partnership"), in connection with the Partnership's solicitation of the votes of the Limited Partners to approve the sale of the Partnership's Shadow Ridge Meadows Property and to subsequently liquidate and dissolve the Partnership (the "Proposed Transaction"). This authorization is the only authorization that will be solicited by the General Partner in connection with the sale of the Shadow Ridge Meadows Property (as defined herein below) and the subsequent liquidation and dissolution of the Partnership. No meeting will be held in connection with this solicitation of votes from the Limited Partners. To be counted, a properly completed Ballot must be received by the General Partner at 11230 Sorrento Valley Road, Suite 220, San Diego, California 92121 on or before APRIL 1, 2004. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. FAILURE OF A LIMITED PARTNER TO RETURN A BALLOT BY APRIL 1, 2004 WILL CONSTITUTE A VOTE AGAINST THE PROPOSED TRANSACTION. Ballots will not be deemed to have been returned until actually received by the General Partner at the foregoing address.

This Solicitation Statement is made by the General Partner, Income Growth Management, Inc., a California corporation (the "General Partner"), on behalf of the Partnership. Solicitation of votes other than by mail may be made by telephone, facsimile, or in person by regularly employed officers, agents and employees of the General Partner who will not receive additional compensation for their efforts. The total cost of soliciting votes will be borne by the Partnership.

The General Partner has set February 15, 2004 as the record date for determining the Limited Partners entitled to a Ballot and to vote on the Proposed Transaction. Only the Limited Partners of record at the close of business on February 15, 2004 will be entitled to vote on the Proposed Transaction.

As of February 15, 2004, the total number of outstanding Class A Units ("Class A Units") was 8,100 held by 719 Class A Unit holders, and the total number of outstanding Original Units ("Original Units") was 18,826.5 held by 1,044 Original Unit holders. The total number of Class A and Original Units as of February 15, 2004 was 26,926.5 ("Units") held by a total of 1,763 Class A Unit holders and Original Unit holders (collectively "Limited Partners"). Each Limited Partner is entitled to cast one vote for each Unit owned of record on the record date.

The General Partner is the owner of 10 Original Units. Additionally, Robert Green, the Vice President of the General Partner, is the owner of 37 Original Units. Other than the General Partner and Robert Green, none of the General Partner's directors or other officers, are the beneficial owner of any Units. There is no established trading market for the Units.

A Limited Partner may revoke its Ballot at any time prior to April 1, 2004 by mailing a properly executed Ballot bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner. Revocation of a Ballot will be effective upon receipt by the General Partner.

This Solicitation Statement and Ballot were first mailed to Limited Partners on or about March 11, 2004. Votes will be tallied on or about April 2, 2004 and the General Partner will notify each of the Limited Partners of the outcome of the vote by mail on or about April 2, 2004.



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                                  INTRODUCTION

GENERAL INFORMATION

On February 20, 2004, the Limited Partners approved the sale of the Mission Park Property for $36 million.

The General Partner now proposes to sell the Shadow Ridge Meadows Property, its only remaining property. On August 7, 2003, the Partnership listed the Shadow Ridge Meadows Property for sale for a sales price of $27.4 million. On or about December 8, 2003, the Partnership entered into a Purchase and Sale Agreement and Escrow Instructions with Mark Gosselin, as Trustee of the Mark Gosselin Trust Dated October 31, 2001 ("Buyer"), for the sale of the Shadow Ridge Meadows Property for $27.6 million. On January 8, 2004, the Partnership entered into the First Amendment to the Purchase and Sale Agreement and Escrow Instructions to extend the contingency period through January 16, 2004. On February 18, 2004, the Partnership entered into the Second Amendment to the Purchase and Sale Agreement and Escrow Instructions to resolve certain issues and claims raised by the Buyer, including the negotiation of a $100,000 reduction of the sale price from $27.6 million to $27.5 million and a $200,000 credit for certain repairs and improvements to the property. For more information on the foregoing amendments to the Purchase Agreement and the negotiations between Shadow Ridge Meadows and the Buyer, see "Negotiations with Buyer over the Sale of the Shadow Ridge Meadows Property" below. The purchase and sale agreement and escrow instructions, as amended, is referred to herein as the "Purchase Agreement."

If the Partnership is successful in selling the Shadow Ridge Meadows Property for the anticipated sales price of $27.5 million, it will result in a sales price that exceeds the listing price by approximately $100,000 before deducting any expenses incurred to close the transaction, or any credits provided to the Buyer for repairs and improvements to the property. See "Terms and Conditions" for the terms and conditions of the Proposed Transaction. The General Partner is entitled to receive a sales commission in connection with the sale of the Shadow Ridge Meadows Property in accordance with the Amended and Restated Agreement of Limited Partnership ("Partnership Agreement"). Provided certain conditions as set forth in the Partnership Agreement are satisfied, the General Partner anticipates receiving up to 0.5% of the sale price of the Shadow Ridge Meadows Property.

There can be no assurance that the Shadow Ridge Meadows Property will be sold at the projected sales price of $27.5 million, or that the Shadow Ridge Meadows Property will be sold at all. The sale of the Shadow Ridge Meadows Property is conditioned upon a number of factors, including without limitation the approval of a majority of the outstanding Units, as well as the satisfaction of the terms and conditions by the Partnership and by the Buyer of the Purchase Agreement.

If the Shadow Ridge Meadows Property is not sold, the Partnership will not be liquidated and dissolved but will continue to operate and look for another suitable buyer for the remaining Property. In such event, the General Partner shall have the authority to pursue other suitable buyers without having to obtain the consent of the Limited Partners, provided that the terms of any subsequent sale of the Shadow Ridge Meadows Property is substantially similar to the terms of the Proposed Transaction as set forth herein.

The Partnership Agreement provides in Section 5.3.2 that the General Partner may not sell or dispose of all, or substantially all, of the Partnership's assets without the approval of a majority of the outstanding Units. For purposes hereof, "Shadow Ridge Meadows Property" means the Shadow Ridge Meadows Property, including without limitation the real estate, together with the buildings, improvements, equipment, furniture, fixtures, and personal property associated therewith.

There can be no assurance that the estimated amounts, figures or dates presented above are accurate and the actual amounts, figures or dates may differ substantially.


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FORWARD-LOOKING STATEMENTS

This Solicitation Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Description of the Proposed Transaction" and "Unaudited Pro Forma Consolidated Financial Data," as well as within this Solicitation Statement generally. In addition, when used in this Solicitation Statement, the words "believe," "anticipate," "expect," "may," "will," "estimate," "plan," "should," "intend," or the negation thereof and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the General Partner to find a suitable buyer for the Shadow Ridge Meadows Property, the inability to agree on acceptable purchase price or contract terms, the inability of the Partnership to comply with the terms of the Purchase Agreement, the failure of the Buyer to go through with the purchase of the Shadow Ridge Meadows Property, a decrease in the financial performance of the Shadow Ridge Meadows Property, the discovery of an environmental or other condition impacting the Shadow Ridge Meadows Property, an economic downturn in the market in which the Shadow Ridge Meadows Property is located, and other factors set forth in this Solicitation Statement. These risks and uncertainties are beyond the ability of the General Partner to control. In many cases, the General Partner cannot predict the risk and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Partnership undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect any future events or circumstances.


                     DESCRIPTION OF THE PROPOSED TRANSACTION

BACKGROUND AND RECOMMENDATION OF THE GENERAL PARTNER

The Partnership was formed in 1988 with the primary purpose of acquiring, developing, investing in, holding, managing, selling, disposing of and otherwise acting with respect to residential real property. The Partnership's investment objectives at formation were to acquire, hold and operate for the production of income and distributable cash, and sell, exchange, or otherwise dispose of parcels of income-producing multi-family, residential real property. In 1988, the Partnership purchased the Shadow Ridge Meadows Property for a purchase price of $12.7 million. See "The Shadow Ridge Meadows Property" below.

The Partnership Agreement provides the term of the Partnership will, unless previously terminated, continue until February 25, 2021.

The General Partner has periodically evaluated the desirability of sale of the Shadow Ridge Meadows Property. The potential to sell the Shadow Ridge Meadows Property generally has been enhanced by recent improvements in the national and local real estate investment markets. Pension funds, real estate investment trusts and other institutional buyers are now actively seeking new investment properties, as compared to the early 1990's, when these same institutional buyers were fewer and less active. The emergence of securitized mortgage financing and lower mortgage interest rates have also contributed to an improved market for real estate such as the Shadow Ridge Meadows Property, as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at attractive rates.

More specifically, improvements in the real estate capital markets and in the operating performance of the Shadow Ridge Meadows Property have enhanced the prospects for selling the Shadow Ridge Meadows Property at an attractive price. Further, a resurgence in development in the San Diego County area has also increased the marketability of the Shadow Ridge Meadows Property. During the early 1990's, the Shadow Ridge Meadows Property experienced devaluation due to a nationwide slump in real estate values. Although future economic conditions are difficult to predict, the General Partner believes that it is unlikely that continuing to hold the Shadow Ridge Meadows Property would significantly enhance the Partnership's ultimate realization on sale of the Shadow Ridge Meadows Property, or that the relative economic benefits of continued ownership would justify the risks of such continued ownership.


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On August 7, 2003, the Partnership listed the Shadow Ridge Meadows Property for sale for a sales price of $27.4 million. On or about December 8, 2003, the Partnership entered into Purchase Agreement with Mark Gosselin, as Trustee of the Mark Gosselin Trust Dated October 31, 2001, for the sale of the Shadow Ridge Meadows Property for $27.6 million. On January 8, 2004, the Partnership entered into the First Amendment to the Purchase and Sale Agreement and Escrow Instructions to extend the contingency period through January 16, 2004. On February 18, 2004, the Partnership entered into the Second Amendment to the Purchase and Sale Agreement and Escrow Instructions to resolve certain issues and claims raised by the Buyer, including the negotiation of a reduction of the sale price from $27.6 million to $27.5 million and a $200,000 credit for certain repairs and improvements to the property.

If the Partnership is successful in selling the Shadow Ridge Meadows Property for the anticipated sales price of $27.5 million, it will result in a sales price that exceeds the listing price of the Shadow Ridge Meadows Property by approximately $100,000 and the original purchase price of the Shadow Ridge Meadows Property by approximately $14.8 million, before deducting any expenses incurred to close the transaction or any credits provided to the Buyer for repairs and improvements to the property. See "Terms and Conditions" for the terms and conditions of the Proposed Transaction.

Copies of the Purchase Agreement for the sale of the Shadow Ridge Meadows Property will be made available to the Limited Partners upon request.

It should be noted that the sale of the Shadow Ridge Meadows Property will eliminate future liability of the General Partner for Partnership liabilities and risks to the Partnership which could arise from continued ownership of the Shadow Ridge Meadows Property. Additionally, upon the consummation of the Proposed Transaction, the General Partner will no longer receive its compensation for the administration and management of the Partnership as provided in the Partnership Agreement. However, the General Partner may be reimbursed for any expenses incurred in connection with the Partnership as provided in the Partnership Agreement. The General Partner is entitled to receive a sales commission in connection with the sale of the Shadow Ridge Meadows Property in accordance with the Partnership Agreement. Provided certain conditions as set forth in the Partnership Agreement are satisfied, the General Partner anticipates receiving up to 0.5% of the sale price of the Shadow Ridge Meadows Property.

                        THE SHADOW RIDGE MEADOWS PROPERTY

Shadow Ridge Meadows apartments is a 184 unit apartment complex located at 1515
S. Melrose Drive, Vista, California. It is an apartment building, with 114 two-bedroom units and 70 three-bedroom units. The Property had an appraised value of $19 million as of May 8, 2002.

In 1988, the Partnership purchased the Shadow Ridge Meadows Property for a purchase price of $12.7 million. The Property is subject to a security interest securing a loan with a balance of approximately $9,189,567 as of September 30, 2003 and a loan balance of approximately $9,141,000 as of February 29, 2004. The amount of the loan balance as estimated on September 30, 2003 and February 29, 2004 represent estimates. The actual amount of the loan balance will vary depending upon the date the Property is sold and the loan is paid off. The loan terms require monthly payments in the amount of $68,107, including interest at 7.49% until paid in full. The loan terms also contain a prepayment penalty that will require a penalty to be paid to the lender in the event the Property is sold prior to the maturity date of the loan in November 2007. Based upon the relevant loan documents, this prepayment penalty was estimated to be approximately $1,771,611, as of February 29, 2004. The amount of the prepayment penalty will vary depending upon a number of factors, including without limitation when the Property is sold and the U.S. Treasury yield rates. The amount of any prepayment penalty is an estimate only and the actual prepayment penalty may vary. It should be noted that the prepayment penalty estimate is as of February 29, 2004 and therefore the amount indicated could be substantially different from the actual amount.

The occupancy rate and average annual base rent per square foot at December 31 for the past two years were as follows:

                                    2003             2002
Occupancy Rate                      94.4%            96.5%
Average Rent Per Square Foot        $13.34           $13.71


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                              TERMS AND CONDITIONS

The buyer for the Shadow Ridge Meadows Property is Mark Gosselin, as Trustee of the Mark Gosselin Trust Dated October 31, 2001. The principal executive offices of the Buyer are located at 1322 Scott Street, Suite 102, San Diego, California 92106. To the knowledge of the General Partner, the Buyer and its affiliates are unrelated to the Partnership and its affiliates.

Pursuant to the terms and conditions of the Purchase Agreement, the Partnership has agreed to sell the Shadow Ridge Meadows Property to the Buyer upon approval of a majority of the outstanding Units. Subject to the anticipated adjustments described herein, the purchase price for the Shadow Ridge Meadows Property is anticipated to be $27.5 million.

All income and expenses of the Shadow Ridge Meadows Property shall be apportioned between the Buyer and the Partnership as of the closing date. The prorated items include without limitation, rents for the month in which the closing takes place, taxes and assessments on the Shadow Ridge Meadows Property, utility charges, and other operating expenses. At closing, all principal and interest on indebtedness relating to the Shadow Ridge Meadows Property will be repaid, which is estimated to total approximately $9,144,000. See "Distribution Upon Liquidation of the Partnership."

Upon closing, a sales commission will be paid to Hendrix & Partners (the "Broker"), the Partnership's exclusive listing agent for the sale of the Shadow Ridge Meadows Property. Under the listing agreement, the Broker will be paid approximately 2.5% of the purchase price. Based upon the estimated $27.5 million purchase price of the Shadow Ridge Meadows Property, the sales commission is anticipated to be approximately $687,500. The Broker is unrelated to the Partnership or its affiliates. The General Partner is entitled to receive a sales commission in connection with the sale of the Shadow Ridge Meadows Property in accordance with the Partnership Agreement, as amended. Provided certain conditions as set forth in the Partnership Agreement are satisfied, the General Partner anticipates receiving up to 0.5% of the sale price of the Shadow Ridge Meadows Property. Based upon the estimated $27.5 million purchase price of the Shadow Ridge Meadows Property, the General Partner's anticipated commission, if the conditions for receiving one as set forth in the Partnership Agreement are satisfied, will be in an amount up to $137,500.

In accordance with the Purchase Agreement the Buyer deposited $500,000 into escrow as of February 3, 2004. The Buyer completed its due diligence review of the Property and according to the terms of the Purchase Agreement, its earnest money deposit became "non-refundable" on or about February 18, 2004, unless the Purchase Agreement is terminated for (i) a failure of a condition precedent to the Buyer's obligation, (ii) or a failure of other conditions specified in the Purchase Agreement.

Because the closing of the Purchase Agreement is conditioned upon, among other factors, the approval of a majority of the outstanding Units, there can be no assurance that the proposed sale of the Shadow Ridge Meadows Property will occur. The Buyer's further obligations under the Purchase Agreement, are subject to, among other things, approval of the transaction by a majority of the outstanding Units, and the Buyer's payment of the purchase price for the Shadow Ridge Meadows Property.

GENERAL

If the Proposed Transaction is consummated for the Partnership's Shadow Ridge Meadows Property as is anticipated and described above, the consideration is anticipated to be approximately $27.5 million, before deducting all closing fees and costs, sales commissions, credits to Buyer for repairs and improvements to the property, necessary expenses, repayment of certain indebtedness of the Shadow Ridge Meadows Property, payment of prepayment penalties on the Shadow Ridge Meadows Property mortgage and payment of certain accounts payable and accrued liabilities of the Partnership, the sum of which is estimated at approximately 44% of the sales price or approximately $12,108,000.

Following the consummation of the Proposed Transaction, the Partnership will incur additional expenses associated with winding up the Partnership's affairs and liquidating its assets. Those expenses may include, without limitation: (i) wind-up costs and fees, (ii) legal fees, (iii) accounting fees, (iv) tax preparation and audit fees, (v) investor servicing fees, (vi) taxes, and (vii) management fees and costs.

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If the Proposed Transaction is approved, the General Partner has established the following estimated time-line goals for completion of the Proposed Transaction:

April 1, 2004 - Deadline for receipt of Ballots

June 30, 2004 - Closing of Proposed Transactions

September 30, 2004 - Initial distributions to Limited Partners (less the contingency and capital allowance reserves)

June 30, 2005 to October 31 , 2005 - Final distributions to Limited Partners

The foregoing are the General Partner's goals for and estimates of the time required for each step of the Proposed Transaction. Various delays may be encountered which could result in a later closing date or distribution dates.

There can be no assurance that (i) the Shadow Ridge Meadows Property can be sold at the projected sales price of $27.5 million, or that it will be sold at all,
(ii) that if sold, the escrow for the sale of the Shadow Ridge Meadows Property will close by the estimated time, or (iii) that the estimated amount of the prepayment penalties and other costs associated with the sale of the Shadow Ridge Meadows Property are accurate. The actual figures, numbers and dates regarding the foregoing may differ substantially.

ADVANTAGES TO THE LIMITED PARTNERS

THE GENERAL PARTNER REASONABLY BELIEVES THE PROPOSED TRANSACTION IS FAIR TO THE LIMITED PARTNERS AND RECOMMENDS ITS APPROVAL. On May 8, 2002, an appraisal of the Shadow Ridge Meadows Property was obtained appraising its value at approximately $19 million. The anticipated sales price of the Shadow Ridge Meadows Property is approximately $8,500,000 million higher than the May 8, 2002 appraised value. Additionally, the anticipated sale price for the Shadow Ridge Meadows Property exceeds the listing price by approximately $100,000 and the original purchase price by approximately $14.8 million. It should be noted, however that the May 8, 2002 appraisal is almost two years old and therefore the appraised value could be drastically different from the actual value. The General Partner has not done a recent appraisal on the Shadow Ridge Meadows Property.

No independent evaluation of the fairness of the Proposed Transaction to Limited Partners has been made.

In reaching its conclusion to recommend approval of the Proposed Transaction, the General Partner considered the following factors:

         (1) the Shadow Ridge Meadows Property has now been held for substantially longer than its originally anticipated holding period, which militates in favor of a sale of the Shadow Ridge Meadows Property at this time;

         (2) increased availability of investor capital, increased purchasing activity and a favorable interest rate environment, which may not continue in the future, also militate in favor of sale;

         (3) improved occupancies and revenues in recent years, which contribute to realization of a higher sale price for the Shadow Ridge Meadows Property than the prior appraisal would indicate and which may not be sustained militate in favor of sale;

         (4) the potential for future operating performance increases and a possible increase in the value of the Shadow Ridge Meadows Property, due to increasing development activity in the San Marcos area might militate in favor of holding the Shadow Ridge Meadows Property, but also might enhance its current marketability and sales price;

         (5) the current physical condition of the Shadow Ridge Meadows Property and the increasing likelihood there may be a higher need for expenditures for repairs, replacements and improvements to be incurred in the future, which militates in favor of a sale now;


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         (6)      the presence of competition and the possibility of increased future competition, which suggest a sale now may be advisable;

         (7) the relative illiquidity of the Units, which militates in favor of sale;

         (8) the potential for additional distributions by continuing to hold the Shadow Ridge Meadows Property, which might otherwise militate in favor of holding the Shadow Ridge Meadows Property, if such future distributions would represent a rate of return equivalent to that available in other investments;

         (9) it is anticipated aggregate distributions from the Partnership, including proceeds from the Proposed Transaction and any eventually remaining reserves may equal or exceed the capital contributions of the Limited Partners, which might militate in favor of holding the Shadow Ridge Meadows Property for additional future appreciation, but which might also militate in favor of a current sale in order to mitigate the potential for losses;

         (10) the sale of the Shadow Ridge Meadows Property will eliminate certain risks inherent in the ownership of real property, including, among other things, the decline in value that could occur as a result of rising interest rates, increasing real estate investor expectations and changing competition factors in local rental markets; and

         (11) the sale of the Shadow Ridge Meadows Property will eliminate the Partnership's ability to benefit from possible future improvements in economic and market conditions, which possibly could produce increased cash flow and enhance the market value of the Shadow Ridge Meadows Property.

Neither California law nor the Partnership Agreement afford dissenter's or appraisal rights to the Limited Partners in connection with the Proposed Transaction. If the Proposed Transaction is approved by the Limited Partners holding a majority of the outstanding Units, the Limited Partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement.

NEGOTIATIONS WITH BUYER OVER THE SALE OF THE SHADOW RIDGE MEADOWS PROPERTY

On August 7, 2003, the Partnership listed its Shadowridge Meadows property ("Shadowridge Meadows Property") for sale. On December 8, 2003, the Partnership, subject to the approval of a majority of the outstanding Units, entered into the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement, the Partnership had agreed to sell the Shadowridge Meadows Property to the Buyer upon approval of a majority of the outstanding Units.

The Buyer subsequently raised a number of issues relating to the condition of the Shadowridge Meadows Property and whether certain disclosures were properly made by the Partnership in accordance with the Purchase Agreement. The Buyer also identified a number of repairs and improvements to the Shadow Ridge Meadows Property that needed to be made and requested a $200,000 credit to account for the repairs and improvements to the property.

The Buyer also initially requested a reduction in the sale price of $1 million. In addition to the requested reduction in the purchase price, the Buyer also threatened to bring a lawsuit against the Partnership and the General Partner for an unknown amount of damages to address the issues it had raised about the condition of the Shadow Ridge Meadows Property and representations made regarding such conditions.

In accordance with the Purchase Agreement, the Buyer deposited $250,000 into escrow as of December 29, 2003. An additional $250,000 was to have been deposited by Buyer no later than February 2, 2004 for a total earnest money deposit of $500,000. The Buyer did not make the second deposit on February 2, 2004. The deposit of the additional $250,000 was a condition precedent to the seller's obligation. As a result, the General Partner, upon advice of counsel, terminated the Purchase Agreement and notified Buyer of the termination. The Buyer subsequently deposited the additional $250,000 on or about February 3, 2004 and the parties continued negotiations to resolve the issues raised by the Buyer.

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Notwithstanding the termination of the Purchase Agreement, the Buyer and the
General Partner continued to discuss resolving the issues raised by the Buyer as to the condition of the Shadow Ridge Meadows Property and the representations made by the General Partner. Further negotiations between the parties resulted in the reduction of the purchase price from $1 million to $500,000 and ultimately to $100,000. The parties were eventually able to resolve all the issues raised by the Buyer to the satisfaction of the Buyer and the Partnership. Based upon the parties' resolution of the issues which had been raised, the Partnership revoked its termination of the Purchase Agreement. On February 18, 2004, the parties entered into the Second Amendment to Purchase and Sale Agreement and Escrow Instructions whereby they agreed to a purchase price of $27.5 million (a reduction of $100,000 from the previous purchase price of $27.6 million) and a credit to be provided to Buyer in the amount of $200,000 for certain repairs and improvements to the Shadow Ridge Meadows Property. In exchange, the parties agreed to waive and release each other and their affiliates and representatives from any and all claims arising from or related to the Purchase Agreement.

For the reasons stated above, the General Partner reasonably believes the Proposed Transaction is fair to the Limited Partners and recommends its approval. Any sale of the Shadowridge Meadows Property will be contingent upon the approval of a majority of the outstanding Units.

           FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

The purpose of the following discussion of the income tax consequences of the Proposed Transaction is to inform the Limited Partners of the Partnership of the federal and state income tax consequences to the Partnership and to its Limited Partners arising from the sale of the Shadow Ridge Meadows Property and the liquidation and dissolution of the Partnership. The tax information included herein was prepared by the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the Limited Partners of factual information and should not be considered tax advice. The following information should not be viewed as a substitute for careful tax planning, particularly since the income tax consequences of an investment in a limited partnership such as the Partnership are often uncertain and complex. Also, the tax consequences will not be the same for all Limited Partners. You should be aware that the following information is condensed and eliminates many details that might adversely affect some Limited Partners who are subject to special tax treatment. The General Partner recommends that the Limited Partners consult with their own tax advisor.

The following discussion of tax consequences is based on laws and regulations presently in effect. You should be aware that new administrative, legislative, or judicial action could significantly change the tax aspects of the Partnership. In addition to the federal income tax consequences described herein, you should consider the state tax consequences of the Proposed Transaction.

PASSIVE ACTIVITY LOSSES

Application of the passive activity loss limitation may have limited deductible losses in prior years and created passive loss carryovers to the year of sale. The sale will trigger the deduction of all prior passive losses disallowed under the loss limitations.

SALE OF PROPERTY

Any gain or loss on sale generally will constitute Section 1231 gain or Section 1231 loss (i.e., gains or losses from disposition of real property or depreciable personal property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Limited Partner's share of the gains or losses from the sale would be combined with any other Section 1231 gains or Section 1231 losses of the Limited Partners for the year. Net Section 1231 gains or net Section 1231 losses generally would be treated as long-term capital gain or ordinary loss, as the case may be. However, a Limited Partner's net Section 1231 gains would be treated as ordinary income rather than capital gain to the extent of his or her net Section 1231 losses, if any, incurred in the five preceding years. Furthermore, in the event that the Shadow Ridge Meadows Property is sold at a gain, the depreciation expense may be recaptured as ordinary income under
Section 1245 or Section 1250 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent of the realized gain. In general, under Section 1250, if real property is depreciated on an accelerated basis rather than on a straight-line basis, then the lessor of (i) any gain realized on disposition of the property or (ii) the excess of accelerated depreciation over straight-line depreciation as of the date of sale will be treated as ordinary income in the year the Shadow Ridge Meadows Property is sold. The Partnership does not expect to have any gain from the sale of the Shadow Ridge Meadows Property subject to recapture under Section 1250 of the Code. Limited Partners classified as corporations for federal income tax purposes may be required, under Section 291(a) of the Code, to treat 20% of the gain from the sale of the Shadow Ridge Meadows Property attributable to depreciation expense not subject to recapture under Section 1250 as ordinary income instead of Section 1231 gain.

Under Section 702(a)(3) of the Code, a Partnership is required to state separately, and the Partners are required to account separately for, their distributive share of all gains and losses of their Partnership. Accordingly, each Limited Partner's allocable share of the gains or losses from the sale (including each Limited Partner's allocable share of Section 291(a) gain, Section 1245 gain, Section 1231 gain or Section 1231 loss) will be separately stated and reflected on the applicable Schedule K-1 forms provided to the Limited Partners by the Partnership.

CAPITAL GAINS TAX

Any net Section 1231 gain not treated as ordinary income as discussed above will be taxed at the capital gains tax rate. With respect to individuals, trusts and estates, the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("EGTRRA") generally reduces the maximum tax rate on net capital assets held for more than 12 months to 15%. EGTRRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for longer than 12 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to Limited Partners who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 15% (if such gains are not recharacterized as ordinary income as described above under "Sale of Property," or are not subject to the special tax rate described in the next paragraph).

Individuals, trusts and estates are taxed on unrecaptured Section 1250 gain at a maximum federal income tax rate of 25%. Unrecaptured Section 1250 gain generally equals the excess of (i) the lesser of the gain realized on disposition of depreciable real property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described above under "Sale of Property").

Limited Partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Shadow Ridge Meadows Property. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the Limited Partner.

Limited Partners classified as corporations are taxed on capital gains at the same rates as ordinary income on taxable income below $10,000,000. A corporate Limited Partner can deduct capital losses only to the extent of capital gains, with any unused capital losses generally being carried back three years and forward five years.

CALIFORNIA INCOME TAX WITHHOLDING

Because the Shadow Ridge Meadows Property is located in the State of California, Limited Partners who are not resident in California are required to report their allocable gain to California. California law requires the Partnership to withhold a portion of a nonresident partner's distribution and to remit such amounts withheld to the California Franchise Tax Board. The amount withheld will be separately stated on the stub of the distribution check and the General Partner will provide additional documentation of the amount of the withheld California taxes by January 31 following the year of sale. The amount of tax withheld will be treated as a distribution to the Limited Partner. The withheld taxes will be allowed as a credit against any California income tax. Limited Partners may or may not have a tax refund after the filing of the required California tax return.

FINAL PARTNERSHIP RETURNS AND FUTURE TAX ISSUES

Following the termination of the Partnership, the General Partner, on behalf of the Partnership, will file a final tax return for the Partnership, and on a timely basis will provide Schedule K-1 forms to all Limited Partners setting forth their allocable shares of the Partnership's items of income, gain, loss, deduction and credit. The General Partner will also have full responsibility and authority for any other tax-related matter arising after the termination of the Partnership, including acting as the "tax matters partner" representing the Partnership in any federal or other audit of returns of the Partnership for its final year or any prior year.

Limited Partners should understand that while the Partnership will be terminated, such termination will not eliminate the possibility that the Internal Revenue Service could challenge the tax treatment of the Partnership's activities for the year of termination or any prior year for which the statute of limitations for making adjustments has not elapsed. If any adjustments are made to the Partnership's income tax return, the General Partner will so notify the Limited Partners. Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Limited Partners which would be payable from their own funds and would not be reimbursable by the General Partner or the Partnership.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THE PROPOSED TRANSACTION AS TO FEDERAL, STATE, LOCAL AND FOREIGN TAXES, INCLUDING WITHOUT LIMITATION, INCOME AND ESTATE TAXES.

                DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Transaction, the Partnership will be dissolved and its business wound up in accordance with the Partnership Agreement.

The General Partner estimates that if the Shadow Ridge Meadows Property is sold at the anticipated sales price of $27.5 million, after deducting certain expenses associated with this solicitation and the sale of the Shadow Ridge Meadows Property, certain other liabilities, and credits to the Buyer for repairs and improvements to the property, the sale will result in an initial distribution to the Original Unit Holders of approximately $935 per Original Unit which will be distributed to the Limited Partners in accordance with the Partnership Agreement. For additional information regarding the calculation of the estimated distributions, if any, upon the sale of the Shadow Ridge Meadows Property at the sale price of $27.5 million, see the "Notes to Unaudited Pro Forma Consolidated Financial Data" below.

With the exception of the contingency reserve which is expected to be approximately $1,000,000 and the capital allowance reserve which is expected to be approximately $52,300 (from the sale of the Mission Park Property approved by the Limited Partners on February 20, 2004), the General Partner anticipates distributing the net proceeds available for distribution to the Limited Partners within approximately ninety (90) days after the closing of the sale of the Shadow Ridge Meadows Property. The $1,000,000 contingency reserve will be used to cover any remaining liabilities and unexpected claims, including deferred management fees owed to the General Partner which are estimated to be $73,000; any remaining amounts after remaining liabilities and unexpected claims have been paid will be distributed to the Limited Partners. Depending upon the outcome of any other issues which may arise, the General Partner anticipates that the remaining amount of the sale proceeds, if any, will be distributed to the Limited Partners within approximately twelve (12) to sixteen (16) months after the close of the sale of the Shadow Ridge Meadows Property. There can be no assurance that there will be any funds available from the contingency reserve or the capital allowance reserve or that if funds are available that they will be distributed to the Limited Partners within the time frame indicated above.

Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partner will execute and record a Certificate of Cancellation and Certificate of Dissolution of the Partnership and the legal existence of the Partnership will cease. Approval of the Proposed Transaction shall also include approval of the General Partner's filing of the Certificate of Cancellation and Certificate of Dissolution.

                              AVAILABLE INFORMATION

The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and other documents filed by the Partnership with the SEC, including the 2002 Annual Report on Form 10-KSB and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003. Such reports and other information should be available for inspection and copying at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Partnership's electronic filings are publicly available on the Internet at http://www.sec.gov/. Limited Partners may also request copies of such reports and other information by contacting the General Partner at 11230 Sorrento Valley Road, Suite 220, San Diego, California 92121, (858) 457-2750.

The General Partner, Income Growth Management, Inc., is a privately held company and is not subject to the reporting requirements of the Exchange Act.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated balance sheet assumes that as of September 30, 2003, the Partnership had sold the Mission Park Property for a sales price of $36,000,000 (This transaction was approved by the Limited Partners by a majority vote on February 20, 2004) and had sold the Shadow Ridge Meadows Property for a sales price of $27,500,000. Such funds will be used to repay certain indebtedness, make any prepayment penalties, and pay off other liabilities. The balance of such funds will be distributed pursuant to the terms of the Partnership Agreement, which generally will be as follows: First, each Class A Unit is to receive a 12% cumulative noncompounded annual return on the balance of actual funds invested in Class A Units; Second, each Class A Unit is to receive a total return of original invested capital; Third, each Class A unit is to receive a $500 bonus; Fourth, each Original Unit holder is to receive an amount equal to the adjusted balance of original invested capital; Fifth, the general partner is to receive any non-subordinated debts payable to it; Sixth, each Original Unit holder is to receive a 10% cumulative return on the adjusted balance of original invested capital (the "Preferred Return"); and thereafter, distributions of cash from sale or refinancing is to be made 85% to the Original Units holders and 15% to the General Partner.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF SEPTEMBER 30, 2003 AND CERTAIN ESTIMATES OF LIABILITIES AT THE CLOSING OF THE MISSION PARK AND SHADOW RIDGE MEADOWS PROPERTIES. FINAL RESULTS MAY BE SUBSTANTIALLY DIFFERENT FROM SUCH INFORMATION, INCLUDING WITHOUT LIMITATION THE AMOUNT OF ANY LOAN BALANCES AND PREPAYMENT PENALTIES ON THE MISSION PARK AND SHADOW RIDGE MEADOWS PROPERTIES, AND THE AMOUNTS, IF ANY, OF DISTRIBUTIONS MADE TO LIMITED PARTNERS SINCE SEPTEMBER 30, 2003.

Pro forma adjustments giving effect to the approved sale of the Mission Park Property (approved February 20, 2004) and the sale of the Shadow Ridge Meadows Property in the unaudited pro forma consolidated balance sheet at September 30, 2003 reflect the following:

The following table sets forth our:

1.       actual balance sheet as of September 30, 2003;

2.       as adjusted balance sheet as of September 30, 2003 giving effect to:
         a. the sale of the Mission Park Property for $36,000,000 and payment of all costs associated with the sale of the Mission Park Property;
         b. the repayment of all indebtedness of the Mission Park Property, payment of the prepayment penalty on the Mission Park Property mortgage and payment of all accounts payable and accrued liabilities of the Mission Park Property;
         c. the sale of the Shadow Ridge Meadows Property for $27,500,000 and payment of all costs and application of all credits associated with the sale of the Shadow Ridge Meadows Property;
         d. the repayment of all indebtedness of the Shadow Ridge Meadows Property, payment of the prepayment penalty on the Shadow Ridge Meadows Property mortgage and payment of all accounts payable and accrued liabilities of the Shadow Ridge Meadows Property;
         e. the establishment of capital allowance reserves in the amount of approximately $52,300 on the sale of the Mission Park Property;
         f. the establishment of a contingency reserve in the amount of approximately $1,000,000;
         g. estimated available amounts for the initial distribution from the sale of the Mission Park Property of approximately $22,582,400; and
         h. estimated available amounts for the initial distribution from the sale of the Shadow Ridge Meadows Property of approximately $17,609,300.



                            Income Growth Partners, Ltd. X and subsidiaries
                             Unaudited pro forma consolidated balance sheet
                                           September 30, 2003

                                                           Proforma adjustments
                                                      ------------------------------
                                                        Mission            Shadow
                                  September 30, 2003   Park sale         Ridge sale    September 30, 2003
                                        Actual        Adjustments        Adjustments        As Adjusted
                                    -------------     -------------     -------------     -------------
Rental Properties:
  Land                              $  7,078,365      $ (4,484,105)     $ (2,594,260)     $         --
  Buildings and improvements          23,205,083        (8,692,763)      (14,512,320)               --
                                    -------------     -------------     -------------     -------------
                                      30,283,448       (13,176,868)      (17,106,580)               --
  Less accumulated depreciation      (13,591,958)        3,368,054        10,223,904                --
                                    -------------     -------------     -------------     -------------
                                      16,691,490        (9,808,814)       (6,882,676)               --

Cash and cash equivalents                782,374        25,103,010        15,376,547        41,261,931

Deferred loan fees                       293,421           (81,989)         (211,432)               --

Prepaid expenses and other assets        345,417          (161,217)         (184,200)               --
                                    -------------     -------------     -------------     -------------

                                    $ 18,112,702      $ 15,050,990      $  8,098,239      $ 41,261,931
                                    =============     =============     =============     =============




Mortgage notes payable              $ 18,490,268      $ (9,300,701)     $ (9,189,567)     $         --

Other liabilities:
  Accounts payable
    and accrued liabilities              283,486          (109,727)         (155,818)           17,941
  Accrued interest payable               122,317           (61,790)          (60,527)               --
  Contingency and
    capital allowance reserve                 --         1,052,300                --         1,052,300
  Security deposits                      303,119          (197,989)         (105,130)               --
                                    -------------     -------------     -------------     -------------


     Total liabilities                19,199,190        (8,617,907)       (9,511,042)        1,070,241
                                    -------------     -------------     -------------     -------------

Partners' capital:
  Limited partners' (deficit)
    capital                             (396,823)       22,979,232        17,609,281        40,191,690
  General partners' deficit             (679,665)          679,665                --                --
  Note receivable
    from general partner                 (10,000)           10,000                --                --
                                    -------------     -------------     -------------     -------------

  Total partners' (deficit)
 capital                              (1,086,488)       23,668,897        17,609,281        40,191,690
                                    -------------     -------------     -------------     -------------

     Total liabilities
        and partners' capital       $ 18,112,702      $ 15,050,990      $  8,098,239      $ 41,261,931
                                    =============     =============     =============     =============

Pro forma adjustments giving effect to the approved sale of the Mission Park Property and the proposed sale of the Shadow Ridge Meadows Property in the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 reflect the sale of the Mission Park and Shadow Ridge Meadows Property as of the first day of the period presented resulting in only general partnership administrative expenses, in such period.

                            Income Growth Partners, Ltd. X and subsidiaries
                        Unaudited pro forma consolidated statement of operations
                              For the nine months ended September 30, 2003
                                                           Proforma adjustments
                                                      ------------------------------
                                                        Mission            Shadow
                                  September 30, 2003   Park sale         Ridge sale    September 30, 2003
                                        Actual        Adjustments        Adjustments        As Adjusted
                                    -------------     -------------     -------------     -------------
Revenues
  Rents                             $  4,212,938      $ (2,363,784)     $ (1,849,154)     $         --
  Other                                  232,333          (130,090)         (101,219)            1,024
                                    -------------     -------------     -------------     -------------

     Total revenues                    4,445,271        (2,493,874)       (1,950,373)            1,024
                                    -------------     -------------     -------------     -------------

Expenses
  Operating expenses                   2,016,399        (1,083,228)         (836,637)           96,534
  Depreciation and
    amortization                         750,204          (297,423)         (452,781)               --
  Interest                             1,071,569          (544,996)         (526,573)               --
                                    -------------     -------------     -------------     -------------

     Total expenses                    3,838,172        (1,925,647)       (1,815,991)           96,534
                                    -------------     -------------     -------------     -------------

     Net income                     $    607,099      $   (568,227)     $   (134,382)     $    (95,510)
                                    =============     =============     =============     =============


BASIC AND DILUTED PER LIMITED PARTNERSHIP UNIT DATA
  Net income per limited
    partnership unit                $      19.16      $     (17.94)     $      (4.24)     $      (3.02)
                                    =============     =============     =============     =============

  Distributions per Class A
    limited unit holder             $      90.00      $     (85.00)     $      (5.00)     $         --
                                    =============     =============     =============     =============

  Weighted average limited
     partnership units                    26,926            26,926            26,926            26,926
                                    =============     =============     =============     =============




                            Income Growth Partners, Ltd. X and subsidiaries
                        Unaudited pro forma consolidated statement of operations
                                  For the year ended December 31, 2002

                                                           Proforma adjustments
                                                      ------------------------------
                                                        Mission            Shadow
                                  December 31, 2002    Park sale         Ridge sale     December 31, 2002
                                        Actual        Adjustments        Adjustments        As Adjusted
                                    -------------     -------------     -------------     -------------
Revenues
  Rents                             $  5,355,976      $ (2,998,159)     $ (2,357,817)     $         --
  Other                                  306,113          (166,868)         (126,513)           12,732
                                    -------------     -------------     -------------     -------------

     Total revenues                    5,662,089        (3,165,027)       (2,484,330)           12,732
                                    -------------     -------------     -------------     -------------

Expenses
  Operating expenses                   2,427,176        (1,350,059)       (1,047,433)           29,684
  Depreciation and
    amortization                         966,308          (344,378)         (621,930)               --
  Interest                             1,445,424          (736,532)         (708,892)               --
                                    -------------     -------------     -------------     -------------

     Total expenses                    4,838,908        (2,430,969)       (2,378,255)           29,684
                                    -------------     -------------     -------------     -------------

     Net income                     $    823,181      $   (734,058)     $   (106,075)     $    (16,952)



BASIC AND DILUTED PER LIMITED PARTNERSHIP UNIT DATA
  Net income per limited
      partnership unit              $      25.98      $     (23.17)     $      (3.35)     $      (0.54)
                                    =============     =============     =============     =============

  Distributions per Class A
      limited unit holder           $     100.00      $     (89.00)     $     (11.00)     $         --
                                    =============     =============     =============     =============

  Weighted average limited
      partnership units                   26,926            26,926            26,926            26,926
                                    =============     =============     =============     =============



NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) Basis of Presentation

The pro forma financial statements have been prepared under the assumption that the Limited Partners have approved the Proposed Transaction. Accordingly, the realized amounts of assets and settlement amounts of liabilities have been estimated by management. The preparation of these unaudited pro forma financial statements include significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, and the resolution of certain contingent liabilities. The amount and timing of distributions will depend upon a variety of factors including, but not limited to, the actual proceeds from the realization of the Company's assets, the ultimate settlement amounts of certain of the Company's liabilities and obligations and actual costs incurred in connection with the contingency and capital allowance reserves for the proposed transaction as well as for the sale of the Mission Park Property which was approved by a majority of the Unit Holders on February 20, 2004. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected. Upon the consummation of the Proposed Transaction management does not believe the Partnership will continue to incur operating expenses for the Shadow Ridge Meadows Property except as in accordance with the Partnership Agreement.

(2) The following table presents the estimated effect to the Limited Partners' capital account of the adjustments described above for both the approved sale of the Mission Park Property and the proposed sale of the Shadow Ridge Meadows
Property:

      Limited partners' deficit at September 30, 2003              $   (396,823)
      Write off of Mission Park deferred loan fees as
         of September 30, 2003                                          (81,989)
      Estimated gain to Limited Partners from
         sale of Mission Park Property                               24,113,521
      Estimated initial distribution to Limited Partners
         from sale of Mission Park Property                         (22,582,409)
      Write off of Shadow Ridge deferred loan fees as
         of September 30, 2003                                         (211,432)
      Estimated gain to Limited Partners from
       sale of Shadow Ridge Meadows Property                         17,820,713
      Establish contingency and capital allowance reserves           (1,052,300)
                                                                   -------------
               Estimated Limited Partners' capital available
                 for initial distribution                          $ 17,609,281
                                                                   =============

(3) The following table presents the estimated effect to cash and cash equivalents of the adjustments described above:

      Cash and cash equivalents balance at September 30, 2003      $    782,374
      Estimated proceeds from the sale of the Mission
        Park Property after settlement of escrow adjustments
        for prepaid rent, security deposits, insurance,
        taxes and other operational items, commissions and
        closing costs and loan prepayment penalty                    34,575,228
      Payoff of Mission Park Property mortgage balance as of
        September 30, 2003                                           (9,300,701)
      Payoff of accounts payable and estimated interest payable
        on Mission Park Property as of September 30, 2003              (171,517)
      Estimated proceeds from the Proposed Transaction after
        settlement of escrow adjustments for prepaid rent,
        security deposits, insurance, taxes and other
        operational items, commissions and closing costs, credits
        to the Buyer for repairs and improvements to the property
        and loan prepayment penalty (See Note (4) below)             24,782,459
      Payoff of Shadow Ridge Meadows Property mortgage balance as
        of September 30, 2003                                        (9,189,567)
      Payoff of accounts payable and estimated interest payable
        on Mission Park Property as of September 30, 2003              (216,345)
                                                                   -------------
               Estimated cash and cash equivalents balance
                 after Proposed Transaction                        $ 41,261,931
                                                                   =============


(4) The following table presents the estimated proceeds from the Proposed
Transaction:

      Estimated selling price of the Shadow Ridge Meadows Property $ 27,500,000
      Buyer's credits                                                  (200,000)
      Estimated commission                                             (687,500)
      Estimated closing costs                                          (137,500)
      Estimated loan prepayment penalty                              (1,771,611)
      Estimated escrow adjustments for operational items                 79,070
                                                                   -------------
               Estimated proceeds to the Partnership from
                  the Proposed Transaction                         $ 24,782,459
                                                                   =============

                        VALID ONLY WHEN SIGNED AND DATED

                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                                     BALLOT

The undersigned Limited Partner acknowledges receipt of the Solicitation Statement dated March 11, 2004 respecting the proposed sale of the Partnership's Shadow Ridge Meadows Property and the subsequent liquidation and dissolution of the Partnership. The undersigned Limited Partner understands that the General Partner is seeking the approval of the Limited Partners to a sale of the Partnership's Shadow Ridge Meadows Property and the subsequent liquidation and dissolution of the Partnership upon the terms and conditions as described in the Solicitation Statement. The General Partner RECOMMENDS a vote FOR sale of the Partnership's Shadow Ridge Meadows Property.

THE PROPOSED SALE OF THE SHADOW RIDGE MEADOWS PROPERTY AND THE SUBSEQUENT LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP REQUIRES THE APPROVAL OF A MAJORITY OF THE OUTSTANDING UNITS.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Vote regarding the sale of the Shadow Ridge Meadows Property. Proposal to authorize the General Partner to sell the Shadow Ridge Meadows Property as described in the Solicitation Statement. Approval of the sale of the Shadow Ridge Meadows Property will also be deemed a vote for the termination, liquidation and dissolution of the Partnership (upon completion of the sale).

FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

Date:______________________        _____________________________________________
                                   Signature of Unit Holder

                                   _____________________________________________
                                   Print Name

Date:______________________        _____________________________________________
                                   Signature of Unit Holder (joint owner)

                                   _____________________________________________
                                   Print Name

When properly signed, this Ballot will be voted in the manner directed herein by the undersigned Limited Partner with regard to all Units held by the undersigned.

THIS BALLOT MUST BE RECEIVED BY THE GENERAL PARTNER ON OR BEFORE APRIL 1, 2004. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. ALL BALLOTS NOT RECEIVED, OR RECEIVED AFTER APRIL 1, 2004, SHALL BE CONSIDERED A VOTE AGAINST THE PROPOSED TRANSACTION.

Please sign exactly as your name appears on the above label representing your partnership interest(s) and return this Ballot in the enclosed envelope or via fax to (858) 457-3104. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full titles as such. If signing as a corporation, please have signed in full corporate name by the President or other authorized officer. If signing as a partnership, please have signed in the partnership's name by an authorized person.